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FORM OF SUMMARY ANNOUNCEMENT

                                    EXHIBIT (a)(7)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
    TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED
     MAY 4, 1999, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING
        MADE TO, AND TENDERS WILL NOT BE ACCEPTED FROM, OR ON BEHALF OF,
          HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF
              THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN
               COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IF
                THE SECURITIES LAWS OF ANY JURISDICTION REQUIRE
                  THE OFFER TO BE MADE BY A LICENSED BROKER OR
                  DEALER, THE OFFER SHALL BE DEEMED TO BE MADE
                 ON BEHALF OF AEGIS ACQUISITION CORP. BY MORGAN
                   STANLEY & CO. INCORPORATED OR ONE OR MORE
                     REGISTERED BROKERS OR DEALERS LICENSED
                      UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                                  COMMON STOCK
                                       OF
                                MARKET FACTS, INC.
                                       AT
                          $31.00 NET PER SHARE IN CASH
                                       BY
                              AEGIS ACQUISITION CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                 AEGIS GROUP PLC

     Aegis Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Aegis Group plc, a corporation incorporated under the laws of England and Wales ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Market Facts, Inc., a Delaware corporation (the "Company"), at a purchase price of $31.00 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 4, 1999, and the related Letter of Transmittal (which together constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares which will constitute a majority of the total number of Shares outstanding on a fully diluted basis, less the number of Shares Purchaser can acquire under an Option and Voting Agreement (the "Option Agreement"), dated as of April 29, 1999 between the Parent and the stockholders of the Company who are parties thereto (the "Minimum Condition"), and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Sections 1 and 15 of the Offer to Purchase.

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     The Offer is not conditioned on obtaining financing.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than (i) Shares held by Purchaser, Parent or the Company or any direct or indirect subsidiary of the Purchaser, Parent or the Company and (ii) Shares held by holders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such shares in accordance with the Delaware General Corporation Law ("DGCL")) immediately prior to the Effective Time (as defined in the Merger Agreement), will be converted into the right to receive the Offer Price in cash, without interest thereon, less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDED ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF THE COMPANY. ADDITIONALLY, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND THE OPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY FOR PURPOSES OF
SECTION 203 OF THE DGCL.

     For purposes of the Offer, Purchaser will be deemed to have accepted tendered Shares for payment if, as and when Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, June 1, 1999, unless and until Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Merger Agreement provides that the Offer shall be made by means of an offer to purchase containing the Minimum Condition, and no other conditions except those set forth in the Merger Agreement, and shall not be amended with respect to any condition, with respect to a reduction in the price or change in the form of consideration to be paid in the Offer, or with respect to an extension of the Offer (except as provided below) without the consent of the Company; provided, however, that Purchaser may extend the expiration date: (x) in its sole discretion from time to time, if on the initial scheduled or any extended expiration date of the Offer the Minimum Condition has not been satisfied, or any of the other conditions set forth in the Merger Agreement shall not have been satisfied or waived

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(provided, however, that, unless agreed to by the Company, any extended expiration date pursuant to this clause (x) may not be later than ninety days from the date of commencement of the Offer or, if within such ninety day period a tender offer for at least 20% of the outstanding Shares is commenced by any person who is not an affiliate of Parent or Purchaser (an "Intervening Tender Offer"), one hundred-twenty days from such date); (y) for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer, together with the Shares that are subject to the Option Agreement, without duplication, equal less than 90% of the outstanding Shares and Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer; or (z) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer. Without limiting the right of Purchaser to extend the Offer pursuant to the provisions of the Merger Agreement, in the event that (i) the Minimum Condition shall not have been satisfied or (ii) the conditions set forth in the Merger Agreement shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, at the request of the Company, the Purchaser has agreed that it will extend the expiration date of the Offer in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of this Agreement in accordance with its terms, and (z) unless extended by agreement of the parties, ninety days from the date of commencement of the Offer or, in the event of an Intervening Offer, one hundred-twenty days from such date. Subject to the foregoing, Purchaser reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer and otherwise to modify the terms of the Offer in any respect. Without limiting the preceding sentence, if any condition to the Offer is not satisfied prior to the expiration of the Offer, Purchaser reserves the right, in its sole discretion, subject to the terms of the Merger Agreement and such rules and regulations, to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 of the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, or (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises its right to extend the Offer.

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set

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forth on the back cover of the Offer to Purchase.  Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such certificates. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder
(if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. An Eligible Institution is a member firm of a registered national securities exchange or a member firm of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "Eligible Guarantor Institution" as defined in Rule 17Ad-15 under the Exchange Act.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14d-6(e)(1)(vii) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

     The Company has agreed to provide Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials.

                       The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                  Stockholders call toll-free: (800) 994-3227
                Brokers and Banks call collect: (212) 269-5550

                      The Dealer Manager for the Offer is:

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                           MORGAN STANLEY DEAN WITTER
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-7239

May 4, 1999